Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sotera Health Company for the registration of its common stock and to the incorporation by reference therein of our reports dated February 27, 2024, with respect to the consolidated financial statements and schedule of Sotera Health Company, and the effectiveness of internal control over financial reporting of Sotera Health Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

February 27, 2024